News Release

FOR IMMEDIATE RELEASE	CONTACTS:
January 31, 2007
News Media
	Jan Davis	(202) 624-6383 (Office)
(703) 408-3962 (Cell)

Financial Community
	Melissa E. Adams	(202) 624-6410 (Office)
WGL HOLDINGS, INC. REPORTS FIRST QUARTER FISCAL YEAR 2007 EARNINGS AND UPDATES EARNINGS GUIDANCE
     WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income of $45.1 million, or $0.92 per share, for the three months ended December 31, 2006, the first quarter of our fiscal year 2007. This compares to net income of $44.4 million, or $0.91 per share, reported for the three months ended December 31, 2005. Unless otherwise noted, earnings per share amounts are presented in this news release on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.
     We reported consolidated income from continuing operations of $45.1 million, or $0.92 per share, for the three months ended December 31, 2006, as compared to income from continuing operations of $45.3 million, or $0.93 per share, reported for the three months ended December 31, 2005. Income from continuing operations for the three months ended December 31, 2005 excludes an after-tax loss of $866,000, or $0.02 per share, from the discontinued operations of American Combustion Industries, Inc. (ACI), an indirect, wholly owned subsidiary of WGL Holdings, which was sold on September 29, 2006. ACI was reported as a discontinued operation of WGL Holdings commencing in the third quarter of fiscal year 2006; accordingly, its financial position and operating results as of and for the three months ended December 31, 2005 have been presented separately from our continuing operations in the consolidated financial statements of WGL Holdings.
     “Continuing customer growth, our consistent focus on operational excellence and an effective weather protection strategy contributed to solid first quarter results for our regulated utility segment,” said James H. DeGraffenreidt, Jr., WGL Holdings’ Chairman and CEO. “We achieved these results despite lower natural gas usage and weather that was 13 percent warmer than last year’s first quarter. Although warmer weather and reduced demand hurt unregulated natural gas margins, targeted expansion into regional electricity markets drove a 90 percent increase in the number of electricity customers served and contributed to a six-fold increase in the earnings of our retail energy-marketing segment compared to last year’s first quarter. Our solid first quarter results confirm the success of our strategic initiatives.”
Results from Normal Operations
     We evaluate our financial performance based on results from normal operations, which reflect normal weather for our regulated utility segment, and are not influenced by unique transactions and discontinued operations. Excluding the effects of weather, unique transactions and discontinued operations, our consolidated earnings from normal operations for the first quarter of fiscal year 2007 were $0.87 per share, a $0.01 per share improvement over earnings from normal operations of $0.86 per share for the same quarter of the prior fiscal year. This improvement reflects $0.03 per share of increased earnings from our unregulated business segments that were driven principally by our retail energy-marketing business, mostly offset by $0.02 per share of lower earnings from normal operations by our regulated utility segment.
     Earnings from normal operations exclude the effect of variations from normal weather on our regulated utility segment. For both quarters ended December 31, 2006 and 2005, Washington Gas implemented a weather protection strategy designed to provide full protection from the negative financial effects of warmer-than-normal weather while preserving the potential benefit from colder-than-normal weather. For the first quarter of fiscal year 2007, the application of our weather protection products neutralized the earnings effect of 4.1 percent warmer-than-normal weather experienced during this period. For the first quarter of fiscal year 2006, weather was 10.1 percent colder than normal and contributed an estimated $4 million (after-tax), or $0.07 per share, to net income for that period. The effects on net income of weather and our related weather protection products are discussed later in this news release.
     Earnings from normal operations for the first quarter of fiscal year 2007 exclude the effect of a unique transaction related to our regulated utility segment. Specifically excluded was a $3.9 million (pre-tax), or $0.05 per share, adjustment that reduced depreciation expense applicable to the period from January 1, 2006 through September 30, 2006. This adjustment was recorded in the first quarter of fiscal year 2007 upon approval by the staff of the Virginia State

Corporation Commission (SCC of VA). There were no unique transactions in the first quarter of the prior fiscal year.
     Reconciliations of WGL Holdings’ and the regulated utility segment’s earnings per share reported in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP) to earnings per share from normal operations are included with this news release.
GAAP Results from Operations – Three Months Ended December 31, 2006
     The remainder of the discussion in this news release focuses on operating results derived by each of our primary business segments in accordance with GAAP. An analysis of net income (loss) applicable to common stock by segment is included with this news release.
     Regulated Utility Segment
     Our regulated utility segment reported net income of $43.0 million, or $0.88 per share, for the first three months of fiscal year 2007, as compared to net income of $44.8 million, or $0.92 per share, reported for the same quarter of the prior fiscal year. The year-over-year decrease in net income primarily was attributable to lower net revenues (revenues less cost of gas and revenue taxes), mostly offset by decreased operation and maintenance expenses, depreciation and amortization expense and general taxes.
     Lower net revenues primarily reflect a decrease in total natural gas deliveries to firm customers that fell by 65.0 million therms, or 15.1 percent, to 364.6 million therms during the first quarter of fiscal year 2007. The decline in therm deliveries was driven by warmer weather and other factors that lowered customer usage. The earnings effect of the 4.1 percent warmer-than-normal weather experienced in the first quarter of fiscal year 2007 was neutralized by the application of our Revenue Normalization Adjustment billing mechanism in Maryland, and the benefits from our weather insurance policy and weather derivative in the District of Columbia and Virginia, respectively. The net benefits derived from our weather protection strategies in the District of Columbia and Virginia for the first quarter of fiscal years 2007 and 2006 are reflected in “Operation and maintenance” expense, as discussed below. In the first quarter of fiscal year 2006, net income was enhanced by an estimated $4 million (after-tax), or $0.07 per share, from the 10.1 percent colder-than-normal weather experienced in that period.
     The decline in natural gas deliveries was also attributable to other factors affecting customer usage, such as unusual weather patterns and customer conservation, which lowered earnings derived in the District of Columbia and Virginia for the first quarter of fiscal year 2007 when compared to the same quarter last fiscal year. Customer usage may not correlate highly with actual heating degree days during months that begin our winter heating season when weather patterns are not consistently cold or warm. Net revenues for the first quarter of fiscal year 2007 were favorably affected by the addition of over 16,100 active customer meters since the end of the same quarter of the prior fiscal year, partially offset by decreased earnings from recoverable carrying costs on lower average storage gas inventories.
     Earnings of the regulated utility segment for the first three months of fiscal year 2007 were favorably affected by a $4.6 million (pre-tax), or $0.06 per share, reduction in operation and maintenance expenses. Principally contributing to the reduction in these expenses were lower expenses for uncollectible accounts. Additionally, the regulated utility segment benefited $1.3 million (pre-tax), or $0.02 per share, in the first quarter of fiscal year 2007 in relation to the prior fiscal year from our weather protection products in the District of Columbia and Virginia, net of related expenses of these products. Partially offsetting the reduced expenses were higher pension and post-retirement benefit costs and increased un-recovered purchased hexane costs.
     The regulated utility segment also benefited from $4.4 million (pre-tax), or $0.05 per share, of lower depreciation and amortization expense in the current first quarter when compared to the same quarter of the prior fiscal year. The lower expense was attributable to an adjustment recorded in the first quarter of fiscal year 2007 to reflect a reduction in Washington Gas’ depreciation rates on fixed assets related to the Virginia jurisdiction. The reduction in Washington Gas’ depreciation rates was approved by the staff of the SCC of VA during the first quarter of fiscal year 2007. In accordance with Virginia regulatory policy, we implemented the new depreciation rates retroactive to January 1, 2006 which coincides with the date of the approved depreciation study. Accordingly, our depreciation and amortization expense for the first quarter ended December 31, 2006 included a benefit totaling $5.2 million (pre-tax), or $0.07 per share, of which $3.9 million (pre-tax), or $0.05 per share, was applicable to the period from January 1, 2006 through September 30, 2006. Partially offsetting the effect of reduced depreciation rates was the effect of increased investment in property, plant and equipment.
     Retail Energy-Marketing Segment
     The retail energy-marketing segment reported net income of $2.7 million, or $0.05 per share, for the three months ended December 31, 2006, an increase of $2.3 million, or $0.04 per share, over net income of $423,000, or $0.01 per share, reported for the same three-month period of the prior fiscal year. The year-over-year improvement in earnings for this business primarily reflects higher gross margins (revenues less costs of energy) from the sale of electricity, partially offset by lower gross margins from the sale of natural gas. Further tempering the improved earnings were higher selling, general and administrative expenses due primarily to increased costs associated with marketing initiatives for increasing our electric customer base.
     Gross margins from electric sales increased significantly during the 2007 first quarter, reflecting a dramatic rise in both the gross margin per kilowatt hour sold and electric sales volumes. By the end of the 2007 first quarter, electric customers had grown 90 percent when compared to the end of the same quarter of the prior fiscal year. This customer growth was principally the result of new competitive opportunities that emerged in the second half of fiscal year 2006 due to sharp increases in competing rates offered by electric utilities in Maryland and Delaware.
     Lower gross margins from natural gas sales stemmed from a combination of lower natural gas sales volumes and higher gas costs in relation to retail sales prices. Natural gas sales volumes decreased 8.4 percent due to warmer weather experienced in the first quarter of fiscal year 2007 compared to the same quarter of the prior fiscal year. Additionally, as a result of warmer weather, demand for natural gas was lower than expected and resulted in a mix of higher-cost storage gas withdrawals and contracted natural gas purchases that were used to supply retail sales customers during the first quarter of fiscal year 2007 relative to the same quarter last year.
     Favorably affecting gross margins from natural gas sales were lower mark-to-market losses and weather hedge costs in the current first quarter than in the same quarter of the prior fiscal year. Market valuation losses or gains are recorded principally in connection with derivative contracts that are used to mitigate the risk of volatility in the market price of natural gas. The year-over-year net change in the valuation of these instruments, including the weather hedge costs, increased income by $871,000 (pre-tax), or $0.01 per share.
Earnings Outlook
     We are lowering our consolidated earnings estimate for the full fiscal year 2007 to a range of $1.74 to $1.84 per share from our previous guidance of $1.81 to $1.91 per share. This updated estimate includes a slight increase in projected full fiscal year 2007 earnings from our regulated utility segment to a range of $1.56 to $1.62 per share from the previous range of

$1.55 per share to $1.61 per share, and a decrease in projected full fiscal year 2007 earnings from continuing operations related to our unregulated business segments to a range of $0.18 to $0.22 per share from the previous range of $0.26 to $0.30 per share. The annual guidance for the consolidated entity includes an estimate of earnings for our second quarter ending March 31, 2007 in the range of $1.12 to $1.18 per share. This estimate reflects projected earnings from our regulated utility segment in a range of $1.25 to $1.29 per share, and a projected net loss related to our unregulated business segments in a range of $0.13 to $0.11 per share.
     This guidance reflects the estimated effect of actual weather through January 28, 2007, and assumes normal weather thereafter. The annual guidance also includes an estimated increase in revenues in Virginia in connection with a rate case pending before the SCC of VA. This increase in Virginia rates is subject to a final determination by the SCC of VA. The guidance assumes that the revenue effects of new rates in the District of Columbia will occur after fiscal year 2007. The guidance also assumes no effect of unusual items that could arise in the future, and no future gains or losses related to discontinued operations. This guidance includes the forecasted results of continuing operations only. We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance.
Other Information
     We will hold a conference call at 10:30 a.m. Eastern time on February 1, 2007, to discuss our first quarter financial results. The live conference call will be available to the public via a link located on the WGL Holdings Web site, www.wglholdings.com. Slides providing details of our results of operations will be posted to the Web site. To hear the live webcast, click on the “Live Webcast” link located on the home page of the referenced site. The webcast and related slides will be archived on the WGL Holdings Web site through March 1, 2007.
     Headquartered in Washington, D.C., WGL Holdings is the parent company of Washington Gas Light Company, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region. In addition, we hold energy-related retail businesses that focus primarily on retail energy-marketing and commercial heating, ventilating and air conditioning services.
     Additional information about WGL Holdings is available on our Web site, www.wglholdings.com.
     Note: This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them.
     As previously disclosed in our filings with the Securities and Exchange Commission (SEC), the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the level and rate at which costs and expenses are incurred and the extent to which they are allowed to be recovered from customers through the regulatory process in connection with constructing, operating and maintaining Washington Gas’ natural gas distribution system; the ability to implement successful approaches to modify the current or future composition of gas delivered to customers or to remediate the effects of the current or future composition of gas delivered to customers, as a result of the introduction of gas from the Dominion Cove Point facility to Washington Gas’ natural gas distribution system; the ability to recover the costs of implementing steps to accommodate delivery of natural gas to customers as a result of the receipt of gas from the Cove Point facility; variations in weather conditions from normal levels; the availability of natural gas supply and interstate pipeline transportation and storage capacity; the ability of natural gas producers, pipeline gatherers, and natural gas processors to deliver natural gas into interstate pipelines for delivery by those interstate pipelines to the entrance points of Washington Gas’ natural gas distribution system as a result of factors beyond our control; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market conditions; changes in credit ratings of debt securities of WGL Holdings, Inc. or Washington Gas Light Company that may affect access to capital or the cost of debt; changes in credit market conditions and creditworthiness of customers and suppliers; changes in relevant laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates or decisions affecting business operations or the timing of recovery of costs and expenses; the timing and success of business and product development efforts and technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives to our products and services; changes in accounting principles; acts of God and terrorist activities and other uncertainties. The outcome of negotiations and discussions we may hold with other parties from time to time regarding utility and energy-related investments and strategic transactions that are both recurring and non-recurring may also affect future performance. For a further discussion of the risks and uncertainties, see our most recent annual report on Form 10-K, and other reports filed with the SEC.
     Please see the following comparative statements for additional information. Also included are reconciliations of WGL Holdings’ and the regulated utility segment’s earnings per share reported in accordance with GAAP to earnings per share from normal operations.

WGL Holdings, Inc.
Consolidated Statements of Income
Three Months Ended December 31, 2006 and 2005
(Unaudited)

	Three Months Ended
	December 31,

(In thousands, except per share data)	2006	2005

OPERATING REVENUES
Utility	$431,021	$601,337
Non-utility	301,941	301,610

Total Operating Revenues	732,962	902,947

OPERATING EXPENSES
Utility cost of gas	248,676	406,586
Non-utility cost of energy-related sales	289,843	293,516
Operation and maintenance	62,605	65,729
Depreciation and amortization	18,640	23,046
General taxes and other assessments	25,446	28,597

Total Operating Expenses	645,210	817,474

OPERATING INCOME	87,752	85,473
Other Income (Expenses)—Net	(172)	300
Interest Expense
Interest on long-term debt	10,008	10,222
Other — net	3,204	1,760

Total Interest Expense	13,212	11,982
Dividends on Washington Gas preferred stock	330	330

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	74,038	73,461
INCOME TAXES	28,940	28,209

INCOME FROM CONTINUING OPERATIONS	45,098	45,252
Loss from discontinued operations, net of income tax benefit	—	(866)

NET INCOME (APPLICABLE TO COMMON STOCK)	$45,098	$44,386

AVERAGE COMMON SHARES OUTSTANDING
Basic	48,985	48,741
Diluted	49,130	48,894

EARNINGS PER AVERAGE COMMON SHARE
Basic
Income from continuing operations	$0.92	$0.93
Loss from discontinued operations	—	(0.02)

Basic earnings per average common share	$0.92	$0.91

Diluted
Income from continuing operations	$0.92	$0.93
Loss from discontinued operations	—	(0.02)

Diluted earnings per average common share	$0.92	$0.91

Net Income (Loss) Applicable To Common Stock—By Segment ($000):

Regulated utility	$42,995	$44,770

Non-utility operations:
Retail energy-marketing	2,676	423
Commercial HVAC	97	435

Total major non-utility	2,773	858
Other, principally non-utility activities	(670)	(376)

Total non-utility	2,103	482

INCOME FROM CONTINUING OPERATIONS	45,098	45,252
Loss from discontinued operations, net of income tax benefit	—	(866)

NET INCOME (APPLICABLE TO COMMON STOCK)	$45,098	$44,386

WGL Holdings, Inc.
Consolidated Balance Sheets
December 31, 2006
(Unaudited)

	December 31,	September 30,
(In thousands)	2006	2006

ASSETS
Property, Plant and Equipment
At original cost	$2,980,595	$2,949,951
Accumulated depreciation and amortization	(893,263)	(882,056)

Net property, plant and equipment	2,087,332	2,067,895

Current Assets
Cash and cash equivalents	12,224	4,350
Accounts receivable, net	473,676	197,933
Storage gas—at cost (first-in, first-out)	252,909	296,061
Other	72,262	63,678

Total current assets	811,071	562,022

Deferred Charges and Other Assets	241,999	161,489

Total Assets	$3,140,402	$2,791,406

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$959,128	$921,807
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	605,073	576,139

Total capitalization	1,592,374	1,526,119

Current Liabilities
Notes payable and current maturities of long-term debt	277,689	238,370
Accounts payable and other accrued liabilities	313,075	208,501
Other	214,354	113,971

Total current liabilities	805,118	560,842

Deferred Credits	742,910	704,445

Total Capitalization and Liabilities	$3,140,402	$2,791,406

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
For Periods Ended December 31, 2006 and 2005
(Unaudited)
FINANCIAL STATISTICS

	Twelve Months Ended
	December 31,

	2006	2005

Closing Market Price — end of period	$32.58	$30.06
52-Week Market Price Range	$33.55-$27.04	$34.79-$28.85
Price Earnings Ratio	18.0	14.0
Annualized Dividends Per Share	$1.35	$1.33
Dividend Yield	4.1%	4.4%
Return on Average Common Equity	9.4%	11.6%
Total Interest Coverage (times) (1)	4.1	4.8
Book Value Per Share — end of period	$19.52	$18.91
Common Shares Outstanding — end of period (thousands)	49,129	48,754

(1)	Calculated using income from continuing operations.
UTILITY GAS STATISTICS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

(In thousands)	2006	2005	2006	2005

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$281,486	$398,864	$932,277	$1,019,932
Commercial and Industrial — Firm	80,220	133,669	284,839	324,115
Commercial and Industrial — Interruptible	2,248	2,330	8,108	8,812
Electric Generation	275	408	1,099	1,233

	364,229	535,271	1,226,323	1,354,092

Gas Delivered for Others
Firm	44,065	41,906	138,147	139,323
Interruptible	13,290	10,952	44,624	38,049
Electric Generation	57	91	253	565

	57,412	52,949	183,024	177,937

	421,641	588,220	1,409,347	1,532,029
Other	9,380	13,117	42,847	39,747

Total	$431,021	$601,337	$1,452,194	$1,571,776

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

(In thousands of therms)	2006	2005	2006	2005

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	182,784	216,830	559,548	658,455
Commercial and Industrial — Firm	57,729	77,554	194,172	226,953
Commercial and Industrial — Interruptible	1,868	1,676	6,377	7,329

	242,381	296,060	760,097	892,737

Gas Delivered for Others
Firm	124,093	135,263	392,642	431,643
Interruptible	76,793	72,794	255,002	275,220
Electric Generation	10,111	15,920	102,506	80,487

	210,997	223,977	750,150	787,350

Total	453,378	520,037	1,510,247	1,680,087

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	204,612	223,475	677,831	732,787

Number of Customers (end of period)	142,000	144,300	142,000	144,300

Electricity Sales
Electricity Sales (thousands of kWhs)	899,729	492,371	2,819,765	2,396,012

Number of Accounts (end of period)	66,700	35,100	66,700	35,100

UTILITY GAS PURCHASED EXPENSE
(excluding off system)	104.09¢	136.86¢	114.18¢	106.26¢

HEATING DEGREE DAYS

Actual	1,308	1,499	3,519	4,133
Normal	1,364	1,362	3,809	3,801
Percent Colder (Warmer) than Normal	(4.1)%	10.1%	(7.6)%	8.7%

Number of Active Customer Meters (end of period)	1,045,572	1,029,430	1,045,572	1,029,430

WGL Holdings, Inc. (Regulated Utility Segment)
Three Months Ended December 31, 2006 and 2005
(Unaudited)
Statements of Income

	Three Months Ended
	December 31,

(In thousands)	2006	2005

Operating Revenues	$433,350	$604,985

Operating Expenses:
Cost of gas	251,005	410,234
Operation	46,588	51,527
Maintenance	9,465	9,154
Depreciation and amortization	18,551	22,960
General taxes and other assessments:
Revenue taxes	15,277	16,693
Other	9,275	10,039

Total operating expenses	350,161	520,607

Operating income	83,189	84,378
Other income (expenses) — net	(131)	(59)
Interest expense	11,974	11,322
Dividends on Washington Gas preferred stock	330	330
Income taxes	27,759	27,897

Net income	$42,995	$44,770

Utility Net Revenues ($000) (1)
Operating revenues	$433,350	$604,985
Less: Cost of gas	251,005	410,234
Revenue taxes	15,277	16,693

Utility net revenues	$167,068	$178,058

(1)	We analyze the operating results of our regulated utility segment based on utility net revenues. Washington Gas Light Company includes the cost of the natural gas commodity and revenue taxes (comprised principally of gross receipts taxes) in its rates charged to customers as reflected in operating revenues. Accordingly, changes in the cost of gas and revenue taxes associated with sales made to customers have no direct effect on the net revenues or net income of the regulated utility segment.

WGL HOLDINGS, INC. (CONSOLIDATED)
RECONCILIATION OF REPORTED GAAP EARNINGS PER SHARE AND
ADJUSTED EARNINGS PER SHARE
(Unaudited)
January 31, 2007
The reconciliation below is provided to demonstrate our utilization of historical earnings per share, as derived in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), and adjusted earnings per share from normal operations, a non-GAAP measure. This reconciliation is provided to more clearly identify the results from normal operations for WGL Holdings, Inc. and its consolidated subsidiaries, and identify certain unique transactions that are not expected to repeat. This information should assist investors and analysts to track progress towards achieving our five-year financial objectives, which are based on normal weather and uninfluenced by: (i) single, one-time, non-repeating transactions and (ii) our discontinued operations.
Utilization of normal weather is an industry standard, and it is our practice to provide estimates and guidance on the basis of normal weather. Actual performance and results may vary from normal weather projections and we consistently identify and explain this variation to assist users in the analysis of actual results versus the guidance. There may be other uses for the data, and we do not imply that this is the only use or the best use of this data for purposes of this analysis.
WGL Holdings, Inc. (Consolidated)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2007 By Quarter (1)

	Fiscal Year 2007 Results
	Quarter Ended

					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings per share	$0.92				$0.92
Less: (Loss) from discontinued operations — net	—				—

GAAP diluted earnings per share from continuing operations	0.92				0.92
Adjustments for:
Retroactive depreciation expense adjustment	(0.05)				(0.05)

Adjusted diluted earnings per share from normal operations	$0.87				$0.87

WGL Holdings, Inc. (Consolidated)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2006 By Quarter (1)(2)

	Fiscal Year 2006 Results
	Quarter Ended

					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings per share	$0.91				$0.91
Less: (Loss) from discontinued operations — net	(0.02)				(0.02)

GAAP diluted earnings per share from continuing operations	0.93				0.93
Adjustments for:
Colder-than-normal weather	(0.07)				(0.07)

Adjusted diluted earnings per share from normal operations	$0.86				$0.86

(1)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding which may vary for each of those periods.

(2)	On September 29, 2006, we sold all of the outstanding shares of common stock of a portion of our commercial heating, ventilation and air conditioning business segment. The operating results of the discontinued operation have been presented separately from the operating results of our continuing operations for the fiscal year 2006 period presented.

WGL HOLDINGS, INC. (REGULATED UTILITY SEGMENT)
RECONCILIATION OF REPORTED GAAP EARNINGS PER SHARE AND
ADJUSTED EARNINGS PER SHARE
(Unaudited)
January 31, 2007
The reconciliation below is provided to demonstrate our utilization of historical earnings per share, as derived in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), and adjusted earnings per share from normal operations, a non-GAAP measure. This reconciliation is provided to more clearly identify the results from normal operations for the regulated utility segment, and identify certain unique transactions that are not expected to repeat. This information should assist investors and analysts to track progress towards achieving our five-year financial objectives, which are based on normal weather and uninfluenced by single, one-time, non-repeating transactions.
Utilization of normal weather is an industry standard, and it is our practice to provide estimates and guidance on the basis of normal weather. Actual performance and results may vary from normal weather projections, and we consistently identify and explain this variation to assist users in the analysis of actual results versus the guidance. There may be other uses for the data, and we do not imply that this is the only use or the best use of this data for purposes of this analysis.
WGL Holdings, Inc. (Regulated Utility Segment)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2007 By Quarter (1)

	Fiscal Year 2007 Results
	Quarter Ended

					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings per share	$0.88				$0.88
Adjustments for:
Retroactive depreciation expense adjustment	(0.05)				(0.05)

Adjusted diluted earnings per share from normal operations	$0.83				$0.83

WGL Holdings, Inc. (Regulated Utility Segment)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2006 By Quarter (1)

	Fiscal Year 2006 Results
	Quarter Ended

					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings per share	$0.92				$0.92
Adjustments for:
Colder-than-normal weather	(0.07)				(0.07)

Adjusted diluted earnings per share from normal operations	$0.85				$0.85

(1)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding which may vary for each of those periods.